CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-178600 on Form N-1A of our report dated April 28, 2014, relating to the financial statements and financial highlights of the Aspiriant Risk-Managed Global Equity Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the period ended February 28, 2014, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, Wisconsin
June 27, 2014